                                                              Exhibit 99.d(viii)

                    SECOND AMENDMENT TO AMENDED AND RESTATED
                        INVESTMENT SUB-ADVISORY AGREEMENT

     The Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, and applicable to Hartford Focus HLS Fund, et al. (the "Agreement"), is hereby amended to reflect a revised fee schedule for HARTFORD EQUITY INCOME HLS FUND (the "Series"). All provisions in the Agreement shall apply to the Series except as stated below.

     The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of HARTFORD EQUITY INCOME HLS FUND:

                 NET ASSET VALUE                    ANNUAL RATE
                 ---------------                    -----------
                 First $50 million                     0.350%
                 Next $100 million                     0.275%
                 Next $350 million                     0.225%
                 Over $500 million                     0.175%


IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 10th day of November 2003.


HL INVESTMENT ADVISORS, LLC             WELLINGTON MANAGEMENT COMPANY, LLP


By: /s/ David M. Znamierowski           By: /s/ Brendan J. Edwards
    -------------------------               ----------------------
     David M. Znamierowski
     Senior Vice President